EXHIBIT 99.1


      AGGREGATE TOTALS FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2004



PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the payment date occurring during the collection period.
Class A2: USD 536,322,600.04
Class B1: USD 11,084,000.40

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD 9,664,517.58
Class B1: USD 272,348.43

Aggregate of Principal payments made in respect to each class of notes:
Class A2: USD 149,827,217.39
Class B1: USD 3,096,429.16

Aggregate Mortgage Principal Repayments received for the period:
Scheduled       AUD 6,129,740
Unscheduled     AUD 363,671,013

Aggregate of all redraws on housing loans:
AUD 87,487,086

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 934,680,919

Aggregate Income of the trust for the period:        AUD 80,150,681.05
Aggregate Expenses of the trust for the period:      AUD 68,934,698.08

Interest rates for the period:

Class A2 Notes (average):1.9102%
Class B1 Notes (average):2.4902%

Delinquency and loss statistics with respect to the housing loans:

Loss:                Nil
Delinquency:         0-29 days        2.17%
                     30 -59 days      0.82%
                     60+ days         0.78%



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